PIMCO Municipal Income Funds I

Annual Shareholder Meetings Results (unaudited)

The Funds held their annual meetings of shareholders on December 20, 2006. Common/Preferred shareholders of each fund voted to re-elect Robert E. Connor and Hans W. Kertess* and elect William B. Ogden IV as Class I Trustees.

The resulting vote count is indicated below:

                                                              Withheld
                                          Affirmative        Authority
Municipal
Re-election of Robert E. Connor            21,938,712          241,599
Election of William B. Ogden IV 	   21,941,884	       238,427
Re-election of Hans W. Kertess 		        7,270	            22


California Municipal
Re-election of Robert E. Connor            15,601,140	       238,203
Election of William B. Ogden IV 	   15,605,931	       233,412
Re-election of Hans W. Kertess 		        4,922	             -


New York Municipal
Re-election of Robert E. Connor             6,456,603           82,691
Election of William B. Ogden IV 	    6,459,979	        79,315
Re-election of Hans W. Kertess 		        2,368	            12


Messrs. Paul Belica, Jack J. Dalessandro*, John C. Maney and
R. Peter Sullivan III continue to serve as Trustees of the Funds.

_____________________________
*   Preferred Shares Trustee